UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 09, 2023

BIOATLA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39787	85-1922320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11085 Torreyana Road
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 558-0708

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BCAB	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Named Executive Officer Cash Bonuses

On February 9, 2023, the Compensation Committee of the Board of Directors of BioAtla, Inc. (the “Company”), approved a cash bonus of $163,116 for 2022 for Richard Waldron, the Company’s Chief Financial Officer, a cash bonus of $160,618 for 2022 for Eric Sievers, the Company’s Chief Medical Officer, and a cash bonus of $90,345 for 2022 for Christian Vasquez, the Company’s VP of Finance, Controller and Corporate Secretary. Except in the case of Mr. Vasquez, such bonuses were based entirely on the Company’s achievement of certain clinical development milestones, research and development milestones and business objectives in 2022 and reflect 90% of each executive officer’s target bonus. In the case of Mr. Vasquez, his bonus was based 75% on achievement of the same milestones and objectives and 25% on his individual performance and reflects 95% of Mr. Vasquez’s target bonus.

On February 9, 2023, the Compensation Committee recommended, and on February 10, 2023, the Company’s Board of Directors approved, a cash bonus of $370,429 for 2022 for Jay Short, the Company’s Chief Executive Officer, and a cash bonus of $257,522 for 2022 for Scott Smith, the Company’s President, based entirely on the Company’s achievement of certain clinical development milestones, research and development milestones, and business objectives in fiscal year 2022. These bonuses reflect 90% of each executive officer’s target bonus.

2023 Corporate Bonus Plan

On February 9, 2023, the Compensation Committee approved the Company’s 2023 Corporate Bonus Plan (the “Bonus Plan”), and, on February 10, 2023, the Company’s Board of Directors approved the performance goals under the Bonus Plan applicable for 2023 upon recommendation by the Compensation Committee. The Company’s Chief Executive Officer, Chief Financial Officer, and each of the Company’s named executive officers (together, the “Executive Officers”) are participants in the Bonus Plan and subject to the 2023 corporate performance goals.

The Bonus Plan provides the Executive Officers with the opportunity to earn an annual cash bonus that is paid based on the achievement of corporate performance goals. Each of these performance goals receives a different weight when the bonus attainment is calculated. The corporate performance goals consist of certain clinical development milestones (45% weight), research and development goals (20% weight), strategic objectives (20% weight), and brand awareness goals (15% weight). The amount of annual bonus earned depends on whether the Company achieves the performance level for the applicable corporate performance goal. Each of the performance goals is measured independently of the other. Payment of cash bonuses will be subject to attaining 50% threshold performance of the weighted combination of the corporate performance goals overall. Actual payouts may range from 50% to 125% of target, based on performance.

The target annual bonus amount for each participating executive officer is set at a percentage of the Executive Officer’s annual base salary as set forth in the table below:

Name and Position	Percentage Target of Base Salary
Jay Short Chief Executive Officer	60%
Richard Waldron Chief Financial Officer	40%
Scott Smith President	50%
Eric Sievers Chief Medical Officer	40%
Christian Vasquez(1) SVP of Finance, Controller and Corporate Secretary	35%

(1) On February 9, 2023, the Compensation Committee approved the promotion of Christian Vasquez from VP of Finance to SVP of Finance. As a result of his promotion, Mr. Vasquez’s target annual bonus percentage increased from 30% of his base salary to 35%, effective January 1, 2023.

The annual cash bonus for each Executive Officer will be equal to (1) the applicable target annual bonus amount multiplied by (2) the percentage achievement applicable to the weighted combination of the corporate performance goals identified above as achieved by the Company in 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioAtla, Inc.

Date:	February 15, 2023	By:	/s/ Jay M. Short
Jay M. Short Chief Executive Officer